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                              EXHIBIT 22
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                          SPARTON CORPORATION

The Registrant, Sparton Corporation, an Ohio Corporation, had the following subsidiaries at June 30, 2001:

                Name                                         Incorporated In
                ----                                         ---------------

        Domestic operations:
        --------------------

        Sparton Electronics Florida, Inc.                        Florida
        Sparton Technology, Inc.                                 New Mexico

        Sparton Engineering Products, Inc. - Flora Group         Illinois
        (Inactive - except for property owned)

        Foreign operations:
        -------------------

        Sparton of Canada, Limited                               Ontario, Canada
        Sparton Electronics International Sales, Ltd.            Barbados







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